As filed with the Securities and Exchange Commission on September 12, 2023

Registration Statement No. 333-210879

333-181001

333-151022

333-92376

333-92041

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210879

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181001

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-151022

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92376

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92041

UNDER

THE SECURITIES ACT OF 1933

World Wrestling Entertainment, LLC

(Exact name of registrant as specified in its charter)

Delaware	04-2693383
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1241 East Main Street Stamford, Connecticut 06902	06902
(Address of Principal Executive Offices)	(Zip Code)

World Wrestling Federation Entertainment, Inc., 1999 Long-Term Incentive Plan

World Wrestling Entertainment, Inc., Employee Stock Purchase Plan

2007 Omnibus Incentive Plan

World Wrestling Entertainment, Inc. 2012 Employee Stock Purchase Plan

World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan

(Full title of the plans)

Andrew Schleimer

Chief Financial Officer

TKO Group Holdings, Inc.

200 Fifth Ave

New York, New York 10010

(646) 558-8333

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Justin G. Hamill Michael V. Anastasio Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Seth Krauss Chief Legal Officer Robert Hilton Senior Vice President, Deputy General Counsel & Corporate Secretary TKO Group Holdings, Inc. 200 Fifth Ave New York, New York (646) 558-8333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

World Wrestling Entertainment, LLC, a Delaware limited liability company formerly known as World Wrestling Entertainment, Inc. (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Company Class A common stock, par value $0.01 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

•

Registration Statement No. 333-210879 filed with the Commission on April 22, 2016, registering up to 5,000,000 shares of Common Stock issuable pursuant to the World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan;

•

Registration Statement No. 333-181001 filed with the Commission on April 27, 2012, registering up to 2,000,000 shares of Common Stock issuable pursuant to the World Wrestling Entertainment, Inc. 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-151022 filed with the Commission on May 20, 2008, registering up to 4,901,643 shares of Common Stock issuable pursuant to the 2007 Omnibus Incentive Plan;

•

Registration Statement No. 333-92376 filed with the Commission on July 15, 2002, registering up to 2,000,000 shares of Common Stock issuable pursuant to the World Wrestling Entertainment, Inc., Employee Stock Purchase Plan; and

•

Registration Statement No. 333-92041 filed with the Commission on December 3, 1999, registering up to 10,000,050 shares of Common Stock issuable pursuant to the World Wrestling Federation Entertainment, Inc., 1999 Long-Term Incentive Plan.

On September 12, 2023, the Company consummated the transactions under the Transaction Agreement, dated as of April 2, 2023, among the Company, Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), Endeavor Operating Company, LLC, a Delaware limited liability company and a subsidiary of Endeavor, TKO Operating Company, LLC, a Delaware limited liability company formerly known as Zuffa Parent, LLC (“HoldCo”), TKO Group Holdings, Inc., a Delaware corporation formerly known as New Whale Inc. (“New PubCo”) and Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of New PubCo (“Merger Sub”), pursuant to which the Company and Endeavor combined the businesses of the Company and HoldCo through a series of transactions, which included Merger Sub merging with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, which, immediately following the Merger, converted from a corporation into a Delaware limited liability company. These Post-Effective Amendments are being filed as a result of the Merger.

The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. These filings are made in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on September 12, 2023.

WORLD WRESTLING ENTERTAINMENT, LLC

By:	/s/ Andrew Schleimer
Name:	Andrew Schleimer
Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.